Exhibit 99.1

                    JCPENNEY TO APPOINT MICHAEL T. THEILMANN
                 EXECUTIVE VICE PRESIDENT, CHIEF HUMAN RESOURCES
                           AND ADMINISTRATION OFFICER

      Theilmann to Oversee Key Element of Company's New Long-Term Strategy;
              Was Chief People Officer at Yum! Brands International

PLANO, Texas, May 9, 2005 -- J. C. Penney Company, Inc. (NYSE:JCP) today announced that Michael T. Theilmann will join the company as Executive Vice President, Chief Human Resources and Administration Officer effective June 1. Mr. Theilmann, 41, joins JCPenney from Yum! Brands Inc., where he served most recently as Senior Vice President, Human Resources & Chief People Officer of its International business, which includes more than 11,000 restaurants in nearly 100 countries. He will report to Chairman and Chief Executive Officer Myron E.
(Mike) Ullman, III.

"A centerpiece of our recently announced 2005 - 2009 Long Term Plan is making JCPenney a great place to work," said Mr. UIlman. "From his experience and track record, Mike Theilmann well understands that ensuring associates are engaged in their work and that the right people are in place at all levels are keys to connecting with customers and driving profitable growth. Mike brings an outstanding mix of intellect, energy and progressive thinking to this crucial function and we welcome him to our company."

Mr. Theilmann said, "Over my past two decades in the field, I have seen the clear benefits of having motivated associates who share a company's focus on how to best serve customers. JCPenney's heritage of commitment to its employees and customers is well known, and I look forward to working with the management team to foster the involvement of associates in making an emotional connection with customers and retaining and attracting the best talent in the retail industry."

Mr. Theilmann will succeed Gary L. Davis, 62, who joined JCPenney in 1964 and has been the Chief Human Resources and Administration Officer since 1996. He was elected Executive Vice President in 1998. Mr. Davis recently announced his plans to retire after 41 years with the company.

Mr. Ullman added, "Gary Davis' career at JCPenney exemplifies what we would like to see for all of our employees. Having started at the company as a trainee more than 40 years ago, Gary managed two different stores, two different districts and was a Regional President before joining the corporate office. On behalf of the company and our board, I would like to thank Gary for his dedicated service and great contributions to JCPenney."


About Michael Theilmann
Mr. Theilmann was at Yum Brands! and its predecessor PepsiCo since 1993, serving in senior human resources positions in large divisions including becoming VP of Human Resources for its Europe operations in 2000 and his current role two years later. The parent company to leading restaurant chains including KFC, A&W, Long John Silver's, Pizza Hut and Taco Bell, Yum! has 33,000 restaurants and over 850,000 system employees around the world. Widely recognized as a leader in customer and employee satisfaction, Yum! was named the #1 Place to Work in Dallas in 2003 and #2 in 2004 by The Dallas Business Journal and is one of Fortune Magazine's "Most Admired Companies" in America and "50 Best Companies for Minorities".

Before joining Yum!, Mr. Theilmann worked in Human Resources at Burger King and Grand Metropolitan. A graduate of Gustavas Adolphus College, Mr. Theilmann also holds an MS in Physics from the University of Nebraska. He lives in Dallas with his wife Nancy and three children.


For further information, contact:

Investor Relations
Bob Johnson; (972) 431-2217; rvjohnso@jcpenney.com
Ed Merritt; (972) 431-8167; emerritt@jcpenney.com

Public Relations
Quinton Crenshaw; (972) 431-5581; qcrensha@jcpenney.com
Daphne Avila; (972) 431-4655; dcavila@jcpenney.com


About JCPenney

J. C. Penney Corporation, Inc., the wholly owned operating subsidiary of J. C. Penney Company, Inc., is one of America's largest department store, catalog, and e-commerce retailers, employing approximately 150,000 associates. As of April 30, 2005, J. C. Penney Corporation, Inc. operated 1,017 JCPenney department stores throughout the United States and Puerto Rico, and 62 Renner department stores in Brazil. JCPenney catalog, including e-commerce, is the nation's largest catalog merchant of general merchandise, and jcpenney.com is one of the largest apparel and home furnishings sites on the Internet. J. C. Penney Corporation, Inc. is a contributor to JCPenney Afterschool Fund, a charitable organization committed to providing children with high quality afterschool programs to help them reach their full potential.


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